Exhibit 4.4
SECOND AMENDMENT TO 1992 EMPLOYEE’S STOCK PURCHASE PLAN
     The first sentence of Section 6 of the Plan, as previously amended, has been further amended (effective as of shareholder approval of the Amendment on May 15, 2007) to read in its entirety as follows:
     “No more than an aggregate of 350,000 shares of Common Stock may be issued or delivered pursuant to the exercise of options under the Plan, subject to adjustments made in accordance with Section 9.8.”*
     *The balance of the Plan is hereby incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on March 16, 2006.